SCHEDULE 14C
(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934

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THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

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THE SARATOGA

ADVANTAGE TRUST

October 14, 2004

Dear Shareholders:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of a new investment advisor to the International Equity Portfolio (the “Portfolio”).

As described in the enclosed Information Statement, the Board of Trustees of The Saratoga Advantage Trust has selected OpCap Advisors (“OpCap”) as the new investment advisor to the Portfolio and has approved an agreement with OpCap on substantially identical terms as the prior agreement.

As always, please feel free to call us at 1-800-807-FUND with any questions you may have.

Sincerely,

Bruce E. Ventimiglia
President, CEO and
Chairman of the Board of Trustees

THE ENCLOSED DOCUMENT IS PURELY FOR INFORMATIONAL PURPOSES.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

I.  BACKGROUND

Effective July 19, 2004, Pictet International Management Limited (“Pictet”) was replaced as investment advisor to the International Equity Portfolio (the “Portfolio”) of The Saratoga Advantage Trust (“Trust”).  To replace Pictet, the Trust’s Board of the Trustees has approved OpCap Advisors   (“OpCap or the “Advisor”) as the new investment advisor to the Portfolio pursuant to a new investment advisory agreement with Saratoga Capital Management, LLC (the “Manager”) (the “New Agreement”).  The New Agreement is substantially identical to the prior investment advisory agreement with Pictet (the “Prior Agreement”) except for the dates of execution and termination.

OpCap Advisors ("OpCap") is a registered investment adviser and wholly-owned subsidiary of Oppenheimer Capital LLC, a registered investment advisor which was founded in 1969. OpCap also serves as the investment adviser to the Trust’s Municipal Bond Portfolio and Large Capitalization Value Portfolio.  The Advisor has operated as an investment advisor to investment companies and other investors since its organization in 1980. As of August 31, 2004, the Advisor including Oppenheimer Capital LLC, advised accounts having assets in excess of $21 billion.  OpCap is located at 1345 Avenue of the Americas, 49th Floor, New York, New York 10105-4800.

Under an order the Trust has received from the Securities and Exchange Commission, the Trust is permitted to appoint an investment advisor and approve an investment advisory agreement for the Portfolio, without shareholder approval.  Under the conditions of the order, the Trustees must provide notice to shareholders within 90 days of hiring a new investment advisor or implementing any material change in an investment advisory contract.  This Information Statement is being supplied to shareholders to fulfill the notice condition, and will be mailed on or about October 14, 2004 to the Portfolio’s shareholders of record as of September 30, 2004 (the “Record Date”).

As of the Record Date, there were issued and outstanding 71,040.279, 15,239.319 and 1,228,591.158 shares of the Portfolio’s B, C and I classes, respectively.

II.

INFORMATION CONCERNING A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE MANAGER AND OPCAPADVISORS WITH RESPECT TO THE PORTFOLIO.

On July 12, 2004, the Board of Trustees met in person for the purpose of considering the selection of a new investment advisor for the Portfolio and the adoption of a new investment advisory agreement.  At their meeting, the Board appointed OpCap to serve as investment advisor to the Portfolio, effective July 19, 2004.  The New Agreement, dated July 19, 2004 contains substantially identical terms and conditions as the Prior Agreement.  In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Under the terms of the New Agreement, OpCap will serve as investment advisor to the Portfolio, subject to the supervision of the Manager and the Trust’s Board of Trustees.  Pursuant to the New Agreement, OpCap, at its own expense, furnishes necessary investment and management facilities for conducting the investment activities of the Portfolio, and pays the salaries of its respective personnel under the New Agreement.  In addition, as was the case under the Prior Agreement, under the New Agreement: (a) the Manager shall indemnify and hold harmless OpCap, its officers and directors and each person, if any, who controls OpCap within the meaning of Section 15 of the Securities Act of 1933, (any and all such persons shall be referred to as “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any matter to which the New Agreement relates, except for liability by reason of misfeasance, bad faith or negligence in the performance of the duties of such Indemnified Party or by reason of disregard of its obligations and duties under the New Agreement; (b) the Manager shall not be liable with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon OpCap or such controlling persons; and (c) OpCap shall indemnify and hold harmless the Manager and the Trust and each of their directors and officers and each person, if any, who controls the Manager and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Agreement relates, but only with respect to OpCap’s misfeasance, bad faith or negligence in the performance of its duties under the New Agreement.

Investment Advisory Fee Rates

As compensation for its services, Pictet received from the Manager a portion of the management fee payable by the Portfolio to the Manager.  The Manager’s management fee is calculated at an annual rate of 0.75% of daily net assets.  This rate will not increase under the New Agreement.

Investment Advisory Fees Paid

For the Trust’s fiscal year ended August 31, 2004, the Manager paid $26,792.67 in investment advisory fees to Pictet for management of the Portfolio.

Board Approval of the Prior Agreement

The Prior Agreement, dated January 1, 2003, was initially approved by the Board of Trustees on September 20, 2002.

III.

BOARD CONSIDERATION

At the meeting held on July 12, 2004, the Board of Trustees approved the New Agreement.  In connection with its review, the Board of Trustees considered materials furnished by OpCap including information regarding its personnel, operations and financial condition.

In evaluating OpCap and the New Agreement, the Board requested and reviewed, with the assistance of independent legal counsel, materials furnished by OpCap.  A representative from OpCap made a presentation to the Board on OpCap and the Portfolio, and responded to questions of the Trustees.  The Board also reviewed and discussed the terms of the New Agreement and compared them to the Prior Agreement.

The Board considered, with its legal counsel: (i) the quality and extent of the services to be provided by OpCap; (ii) the depth of organization, expertise, reputation and experience of OpCap; (iii) the financial resources of OpCap; (iv) the ability of OpCap to retain and attract qualified personnel and (v) the performance of assets managed by OpCap in other portfolios.  In addition, the Board reviewed and discussed the terms and conditions of the New Agreement.  The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Agreement are substantially the same, in all material respects, as the terms of the Prior Agreement.  In particular, the Board noted that under the New Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Based upon its review of the above factors, the Board of Trustees concluded that the New Agreement is in the best interests of the Portfolio and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

IV.

DURATION AND TERMINATION OF NEW AGREEMENT

The New Agreement will have an initial term of one  year, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) a majority of the Trustees not parties to the New Agreement, and who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of any such party and a majority of the Board of Trustees as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio.  The New Agreement will terminate automatically in the event of its “assignment.”

V.

GENERAL INFORMATION CONCERNING OPCAP ADVISORS

Information Concerning OpCap

The names, titles and principal occupations of the executive officers and directors of OpCap are set forth in the following table:

NAME	TITLE AND PRINCIPAL OCCUPATION
Malcolm F. Bishopp	Managing Director, Relationship Manager
Mark F. Degenhart	Senior Vice President, Portfolio Manager
Colin J. Glinsman	Managing Director, Chief Investment Officer
Louis P. Goldstein	Managing Director, Portfolio Manager
Matthew J. Greenwald	Senior Vice President, Portfolio Manager
Benjamin D. Gutstein	Vice President, Portfolio Manager
Bruce L. Koepfgen	Managing Director, Chief Executive Officer
Francis A. LeCates, Jr.	Managing Director, Director of Research
John G. Lindenthal	Managing Director, Portfolio Manager
NAME	TITLE AND PRINCIPAL OCCUPATION
John C. Maney	Executive Vice President, Chief Financial Officer*
Elisa A. Mazen	Managing Director, Portfolio Manager
William P. McDaniel	Managing Director, Portfolio Manager
Vinh T. Nguyen	Senior Vice President, Controller*
Anne-Marie L. Pitale	Vice President, Chief Compliance Officer
Francis C. Poli	Executive Vice President, Chief Legal Officer, Secretary
Brian S. Shlissel	Executive Vice President, Treasurer
Stewart A. Smith	Vice President and Assistant Secretary*

The business address of each person listed above is 1345 Avenue of the Americas, 49th Floor, New York, New York 10105-4800.

* Messrs. Maney, Nguyen and Smith are located at 888 San Clement Drive, Suite 100, Newport Beach, CA 92660.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for the fiscal year ended August 31, 2004 to a shareholder upon request.  To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 1101 Stewart Avenue, Suite 207, Garden City, New York 11530, Attention:  Bruce E. Ventimiglia.

The Manager is located at 1101 Stewart Avenue, Suite 207, Garden City, New York 11530.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held.  Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.  The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.